Exhibit 10.17(H)

[OCF Version]

YAHOO! INC.

1995 STOCK PLAN

(AS AMENDED AND RESTATED APRIL 24, 2007)

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of February 25, 2009 (the “Date of Grant”), is made by and between Yahoo! Inc., a Delaware corporation (the “Company”), and Carol Bartz (the “Grantee”).

WHEREAS, the Company has adopted the Yahoo! Inc. 1995 Stock Plan, as amended (the “Plan”), pursuant to which the Company may grant Restricted Stock Units that are subject to performance-based vesting conditions;

WHEREAS, the Company desires to grant to the Grantee the number of Restricted Stock Units provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Restricted Stock Unit Award

(a) Grant of Restricted Stock Units. The Company hereby grants to the Grantee 162,070 Restricted Stock Units (such total number, the “Target Number” of Restricted Stock Units; and one-third of Target Number being the “Annual Target Number” of Restricted Stock Units for each of 2009, 2010 and 2011) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Award”).

(b) Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of Restricted Stock Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Limitations on Rights Associated with Units. The Restricted Stock Units are bookkeeping entries only. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units.

(b) Restrictions. Restricted Stock Units and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to dispose of any Restricted Stock Units in contravention of the above restriction shall be null and void and without effect.

(c) Lapse of Restrictions. Subject to Sections 2(e) through 2(g) below, the Restricted Stock Units credited to the Grantee for each Performance Year (as defined in Exhibit A) pursuant to the performance-based vesting provisions set forth in Exhibit A attached hereto shall vest and become non-forfeitable upon the third anniversary of the Date of Grant; provided, however, that if a Change in Control (as defined in Section 2(g)) occurs prior to the third anniversary of the Date of Grant, the performance-based vesting requirements referred to in this Section 2(c) shall not apply with respect to the year in which such Change in Control occurs or any subsequent Performance Year, and the following provisions shall apply: the number of Restricted Stock Units that shall vest upon the third anniversary of the Date of Grant shall equal the sum of (i) the number of Restricted Stock Units (if any) credited (or to be credited) to the Grantee in accordance with Exhibit A with respect to Performance Year(s) ended prior to the year in which the Change in Control occurs (“Credited Restricted Stock Units”), plus (ii) the Annual Target Number of Restricted Stock Units for the Performance Year in which the Change in Control occurs and any subsequent Performance Year(s) (the “Remaining Uncredited Restricted Stock Units”). Any Restricted Stock Units that do not vest in accordance with the foregoing provisions of this Section 2(c) or pursuant to the provisions of Sections 2(e) through 2(g) below shall terminate as of the third anniversary of the Date of Grant.

(d) Timing and Manner of Payment of Restricted Stock Units. As soon as practicable after (and in no case more than seventy-four days after) the date any Restricted Stock Units subject to the Award become non-forfeitable (the “Payment Date”), such Restricted Stock Units shall be paid by the Company delivering to the Grantee, a number of Shares equal to the number of Restricted Stock Units that become non-forfeitable upon that Payment Date. The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the Restricted Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any Stock Exchange.

(e) Termination of Employment. The following provisions shall apply in the event of the termination of the Grantee’s employment or service with the Company, Parent or any Subsidiary:

(i) Except as expressly provided below in Sections 2(e)(ii) or Section 2(g), in the event of the termination of the Grantee’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the lapsing of the restrictions in accordance with Section 2(c) hereof with respect to any of the Restricted Stock Units granted hereunder, such portion of the Restricted Stock Units held by Grantee shall be automatically forfeited by the Grantee as of the date of termination. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(ii) Notwithstanding the foregoing clause (i) but subject to Section 2(g) below, in the event the Grantee’s employment or service with the Company, Parent or any Subsidiary is terminated (A) as a result of the Grantee’s death or Disability, (B) by the Company, Parent or any Subsidiary without Cause or (C) by the Grantee with Good Reason (a “Qualifying Termination”), the Restricted Stock Units shall vest as set forth below:

(A) If a Qualifying Termination occurs prior to any Change in Control (as defined in Section 2(g)), upon the date of the Grantee’s termination, any Restricted Stock Units credited (or to be credited) to the Grantee in accordance with Exhibit A with respect to Company performance for any Performance Year ended prior to the year in which such termination occurs, to the extent then not vested, shall vest and become non-forfeitable. In addition, (A) upon December 31 of the Performance Year in which the Grantee’s Qualifying Termination occurs, any Restricted Stock Units credited (or to be credited) to the Grantee in accordance with Exhibit A with respect to Company performance for such Performance Year (assuming no termination of employment had occurred), shall vest and become non-forfeitable and (B) upon December 31 of any Performance Year following the Performance Year in which the Grantee’s Qualifying Termination occurs, the Restricted Stock Units shall be subject to pro-rata vesting such that the number of Restricted Stock Units that shall become vested and non-forfeitable shall equal (x) any Restricted Stock Units credited (or to be credited) to the Grantee in accordance with Exhibit A with respect to Company performance for such Performance Year (assuming no termination of employment had occurred), multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of full months the Grantee was employed or rendering services in the Performance Year in which the Grantee’s Qualifying Termination occurs (such numerator, the “Number of Additional Months”) and the denominator of which is twelve (12). Any Restricted Stock Units that do not vest in accordance with the two preceding sentences shall terminate and be forfeited effective as of December 31 of the applicable Performance Year.

Notwithstanding the foregoing, if a Change in Control occurs after a Qualifying Termination and prior to the third anniversary of the Date of Grant, upon the date of the Change in Control, the Restricted Stock Units that shall become vested and non-forfeitable shall equal the sum of: (i) the number of Credited Restricted Stock Units, plus either (A) if the Change in Control occurs in the Performance Year in which the Grantee’s Qualifying Termination occurs, the number of Remaining Uncredited Restricted Stock Units multiplied by (x) a fraction (not greater than 1), the numerator of which is twelve (12) plus the Number of Additional Months, and the denominator of which is the number of whole months between January 1 of the year in which the Change in Control occurs and December 31 of the third Performance Year or (B) if the Change in Control occurs in any Performance Year following the Performance Year in which the Grantee’s Qualifying Termination occurs, the number of Remaining Uncredited Restricted Stock Units multiplied by (y) a fraction (not greater than 1), the numerator of which is the Number of Additional Months, and the denominator of which is the number of whole months between January 1 of the year in which the Change in Control occurs and December 31 of the third Performance Year. Any Restricted Stock Units that do not vest upon the date of the Change in Control shall terminate and be forfeited as of the date of the Change in Control.

(B) If a Change in Control occurs prior to the third anniversary of the Date of Grant and a Qualifying Termination occurs after such Change in Control, then upon the date of the Grantee’s termination, the Restricted Stock Units that shall become vested and non-forfeitable shall equal the sum of: (i) the number of Credited Restricted Stock Units, plus (ii) the number of Remaining Uncredited Restricted Stock Units multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of whole months between January 1 of the year in which the Change in Control occurs and the date of such termination of employment plus twelve (12), and the denominator of which is the number of whole months between January 1 of the year in which the Change in Control occurs and December 31 of the third Performance Year; and any Restricted Stock Units that do not vest in accordance with the foregoing provisions of this clause (B) shall terminate and be forfeited as of the date of termination.

(iii) For purposes of this Agreement, “Disability,” “Cause,” and “Good Reason” shall have the same meanings as in the Grantee’s employment agreement with the Company entered into on January 13, 2009 (the “Employment Agreement”).

(f) Corporate Transactions. Subject to any better treatment provided for in Section 2(g) below, the following provisions shall apply to the corporate transactions described below:

(i) In the event of a proposed dissolution or liquidation of the Company, the Award will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator.

(ii) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Award shall be assumed or substituted with an equivalent award by such successor corporation, parent or subsidiary of such successor corporation; provided that the Administrator may determine, in the exercise of its sole discretion in connection with a transaction that constitutes a permissible distribution event under Section 409A(a)(2)(v) of the Code, that in lieu of such assumption or substitution, the Award shall be vested and non-forfeitable and any conditions or restrictions on the Award shall lapse, as to all or any part of the Award, including Restricted Stock Units as to which the Award would not otherwise be non-forfeitable.

(g) Change in Control. The following provisions shall apply in the event of a Change in Control prior to the third anniversary of the Date of Grant, and in the event the Grantee becomes entitled to accelerated vesting under this Section 2(g) and any other provision of Section 2 above, the Grantee shall be entitled to the accelerated vesting provided by all such sections (but the Grantee shall in no event become vested and non-forfeitable in more than the Credited Restricted Stock Units and the Remaining Uncredited Restricted Stock Units):

(i) If a Change in Control occurs during the Term or thereafter and the Restricted Stock Units subject to the Award are not continued, assumed or substituted, the Credited Restricted Stock Units and the Remaining Uncredited Restricted Stock Units, to the extent then outstanding and not vested, shall become fully vested and non-forfeitable as of the date of such Change in Control.

(ii) In the event that, upon or within two (2) years after a Change in Control that occurs during the Term, the Grantee’s employment or service with the Company, Parent or any Subsidiary is terminated by the Company, Parent or any Subsidiary without Cause or by the Grantee with Good Reason (as such terms are defined in the Employment Agreement), the Credited Restricted Stock Units and the Remaining Uncredited Restricted Stock Units, to the extent then outstanding and not vested, shall become fully vested and non-forfeitable as of the date of such termination.

(iii) If after the execution of an agreement during the Term that would result in a Change in Control if such agreement were consummated (a “CIC Agreement”) and prior to the occurrence of either a Change in Control or the termination of the obligations to close under the CIC Agreement, the Grantee’s employment or service with the Company, Parent or any Subsidiary is terminated by the Company, Parent or any Subsidiary without Cause or by the Grantee with Good Reason (as such terms are defined in the Employment Agreement) and subsequent to such termination the Change in Control under the CIC Agreement is consummated, the Credited Restricted Stock Units and the Remaining Uncredited Restricted Stock Units, to the extent then outstanding and not vested, shall become fully vested and non-forfeitable upon the consummation of such Change in Control.

(iv) For purposes of this Agreement, “Change in Control” shall mean the first of the following events to occur after the Date of Grant:

(A) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its Affiliates (as defined below), but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

(B) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(C) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided, however, that a sale of the Company’s search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction.

(v) For purposes of this Agreement, “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

(vi) For purposes of this Agreement, “Term” shall have the same meaning as in the Employment Agreement.

If at the time of a Change in Control, the Company’s Change in Control Employee Severance Plan or similar plan (to the extent such a plan exists and applies) applicable at the time of a Change in Control provides for better treatment for the Company’s Restricted Stock Units granted in 2009 that include operating cash flow-based performance vesting provisions and are then held by the Company’s other senior executives generally than is provided under this Section 2(g), the Grantee shall be entitled to such better treatment with respect to the Restricted Stock Units subject to the Award.

(h) Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the Restricted Stock Units having a Fair Market Value equal to the taxes that the Company determines it or the Employer is required to withhold under applicable tax laws with respect to the Restricted Stock Units (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method, the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Grantee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or (iii) by allowing the Grantee to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

(i) Release. The Grantee’s rights to receive any accelerated vesting of the Restricted Stock Units subject to the Award in connection with a termination of the Grantee’s employment or service pursuant to Section 2 shall require the Grantee to execute and deliver to the Company (with the period to revoke expiring without the Grantee’s revocation) within sixty (60) days of such termination (or, if earlier, the date the Company is required to make payment hereunder in connection with such termination) a release in the form annexed to the Employment Agreement. The Grantee shall also be required to promptly resign from the Board and all officerships, directorships or fiduciary positions with the Company and its Affiliates upon a termination of the Grantee’s employment or service.

Section 3. Miscellaneous

(a) Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee.

(b) No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the employ of the Company, a Parent or any Subsidiary or shall interfere with or restrict in any way the right of the Company, Parent or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

(c) Bound by Plan. By signing this Agreement, the Grantee acknowledges that she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(g) Entire Agreement and Full Satisfaction. This Agreement, the Plan and the Employment Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto. The Restricted Stock Units subject to the Award, along with the other long-term incentive awards granted to the Grantee under the Plan on or around the date hereof, shall be in complete satisfaction of any and all rights the Grantee may have, under the Employment Agreement or otherwise, to receive annual equity grants for 2009.

(h) Repayment Obligation. In the event of a restatement of financial results, the Restricted Stock Units subject to the Award shall be subject to the repayment and other obligations contained in Section 10 of the Employment Agreement (the clawback provisions).

(i) Adjustments. For purposes of the Restricted Stock Units subject to the Award, the term “stock dividend” under Section 16 of the Plan shall include dividends or other distributions of the stock of the subsidiaries of the Company.

(j) Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

(k) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the 25th day of February, 2009.

YAHOO! INC.

/s/ Blake Jorgensen
By:	Blake Jorgensen
Its:	Chief Financial Officer

Carol Bartz

Signature:	/s/ Carol Bartz
Printed Name:	Carol Bartz
Address:	701 First Avenue
Sunnyvale, CA 94089

EXHIBIT A

PERFORMANCE-BASED REQUIREMENTS

For each of 2009, 2010 and 2011 (each, a “Performance Year”), the Grantee shall be credited with a number of Restricted Stock Units based on the Company’s actual Operating Cash Flow (as defined below) for that Performance Year in comparison with the Annual OCF Performance Target (as defined below) established by the Administrator for that Performance Year. For each Performance Year, the percentage of the Annual Target Number of Restricted Stock Units that shall be credited for such Performance Year shall be determined based on the percentage of the Annual OCF Performance Target achieved as set forth below

Actual OCF as a Percentage of Annual OCF Performance Target	Percentage of Annual Target Number of Restricted Stock Units Credited
Less than 85%	0%
85%	50%
100%	100%
105%	120%
115%	170%
120% or greater	200%

The Annual Target Number of Restricted Stock Units will be credited to the Grantee if the Company achieves 100% of the OCF Performance Target for that Performance Year, with the maximum number of Restricted Stock Units that may be credited for any Performance Year being 200% of the Annual Target Number. If the Actual OCF as a Percentage of the Annual OCF Performance Target is between 85% and 120% and falls between two of the performance levels identified in the table above, the Percentage of the Annual Target Number of Restricted Stock Units to be credited shall be determined by linear interpolation between the levels stated in the chart above.

Any Restricted Stock Units credited to the Grantee pursuant to the foregoing provisions shall continue to be subject to the vesting provisions set forth in Section 2 of this Agreement. The Annual OCF Performance Target for each year shall be established by the Administrator not later than ninety (90) days after the start of such year and in all events at a time when it is substantially uncertain whether the Target will be achieved. The Administrator shall, following the end of each Performance Year, determine, whether and the extent to which the applicable OCF Performance Target has been satisfied. Such determinations by the Administrator shall be final and binding. In no event shall the Grantee be credited more than 200% of the Annual Target Number of Restricted Stock Units for any one Performance Year; and in no event shall the Grantee be entitled to payment of more than 200% of the Target Number of Restricted Stock Units subject to this Award.

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For purposes of the Award, the following definitions shall apply:

•	“Annual OCF Performance Target” means, with respect to each Performance Year, the Operating Cash Flow target established by the Administrator for such Performance Year for purposes of the Award.

•

“Operating Cash Flow” means the Company’s operating income before depreciation, amortization and stock-based compensation expense as determined by the Company on the basis of its annual financial statements; provided, however, Operating Cash Flow shall be adjusted by the Administrator as follows:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”);

(b)	increased or decreased to eliminate the financial statement impact of divestitures and costs associated with such divestitures and the costs incurred in connection with potential divestitures that are required to be expensed under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”);

(c)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(d)	increased or decreased to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities” &/or SFAS No. 112, “Employers’ Accounting for Postemployment Benefits” &/or SFAS No. 144, resulting from a corporate reorganization;

(e)	increased or decreased to eliminate the financial statement impact of impairment charges that are required to be recorded under SFAS No. 142, “Goodwill and Other Intangible Assets”; and

(f)	increased or decreased to adjust the foreign exchange translation impact on Operating Cash Flow to reflect the foreign exchange rates in effect when the Company’s OCF Performance Target is established.

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